Exhibit 3.2

ARTICLES OF INCORPORATION
I-ON Communications Co., Ltd.

CHAPTER 1. GENERAL RULES

Article 1 (Corporate name):

The Company will be called I-ON Communications Co., Ltd. (“The Company”)

Article 2 (Scope of Business):

The Company's line-of-business will encompass, but may not be limited to the following:

1.	Development and distribution of software
2.	Database (data build-up) services
3.	Development of enterprise-level computerized systems
4.	Digital media and advertising agency services
5.	Quasi-investment advisory services
6.	Communications and sales engineering services
7.	Information and Communications Technology services
8.	Software development services;
9.	Special category telecommunications services; and
10.	Other businesses services relevant to the above

Article 3 (Headquarters and branch offices):

The Company will maintain its headquarters at 15, Teheran-ro 10-gil, Gangnam-gu, Seoul, The Republic of Korea.  The Company may operate branch and sales offices as well as manufacturing facilities domestically and internationally, subject to approval by the board of directors.

Article 4 (Methods of Disclosure):

The Company will make all material public disclosures through electronic and/or print communications including via the Maeil Business Newspaper published in The Republic of Korea.

CHAPTER 2. SHARES

Article 5 (Share Authorization):

The total number of shares the Company is authorized to issue will be 100,000,000 shares.

Article 6 (Par-value):

The par-value per share issued by the Company will be five hundred Korean won (KRW 500).

Article 7 (Classes of shares):

The Company will issue, in certificate form, registered common shares or preferred shares. Share certificates will be issued in six (6) different denominations of one (1), ten (10), one hundred (100), one thousand (1,000), five thousand (5,000) and ten thousand (10,000) shares.

Article 8 (Total number of shares to be issued at the time of incorporation):

The total number of shares to be issued by the Company at the time of its incorporation will be twenty-two thousand (22,000) shares.

Article 9 (Issuance of preferred shares):

The Company may issue preferred shares without voting rights.

Article 10-1 (Preemptive rights):

1)
The Company's shareholders will have preemptive rights that allows each shareholder to allot new additional shares in proportion to the number of shares each shareholder holds. The board of directors will determine, by resolution, the methodology utilized to dispose of the remaining shares if certain shareholders renounce or lose their preemptive rights, or if fractional shares come about during the allotment of new shares.

2)	The board of directors will determine, by resolution, how to determine preemptive rights or other matters necessary for issuing new shares for public offerings.

3)	In any one of the following cases, the board of directors may allot, by resolution, newly issued shares to individuals or entities that are not the current shareholders of the Company at the time:

1.	When new shares are issued through an ordinary public offering approved via resolution of the board of directors pursuant to the Securities and Exchange Act;
2.	When the Company issues new shares to certain local or overseas corporations, entities and its shareholders in connection to strategic or technical alliance, merger or acquisition;
3.	When new shares are issued to local or overseas financial institutions for the purposes of raising urgent capital; or
4.	When the Company issues new shares to a venture capital firm that invests in small- and medium-sized enterprises under the Support for Small and Medium Enterprise Establishment Act.

Article 10-2 (Conversion of reserves into capital):

At the relevant time, a general shareholders' meeting will be held to determine, by resolution, the conversion of the Company’s reserves into capital.

Article 10-3 (Stock Options):

1)
The Company may grant to its officers, employees, consultants and to any individual deemed appropriate, stock options of up to twenty percent (20%) of the total issued shares pursuant to a special resolution voted on during the general shareholders' meeting.

2)
Stock options may be granted to officers or employees who have contributed to the Company’s founding and can contribute to managerial/technological innovations.  However, individuals who fall under any one of the following criteria will be excluded:

1.
The largest shareholder and his specially related parties as defined by Article 10-3 Paragraph 2 of the Enforcement Decree of the Securities and Exchange Act and the same hereinafter. In addition, those individuals who fall under the definition of specially related parties due to their appointment as officers of the Company are to be excluded.

2.
Major shareholders as defined under Article 188 of the Securities and Exchange Act and the same hereinafter and their specially related parties. In addition, those individuals or entities that fall under the definition of specially related parties due to their appointment as officers of the Company are to be excluded.

3.	Those who become major shareholders by exercising their stock options.

3)
Shares issued to individuals or entities that exercise stock options (referring to shares that serve as the standard for computing the difference between the stock option exercise price and the market price when the difference is to be paid in cash or kind) will be registered common shares.

4)	Stock options may be exercised within seven (7) years from the day the general shareholders’ meeting adopts a resolution to grant them.

5)	In the following circumstances, the board of directors may decide to revoke granted stock options:

1.	When the relevant officer or employee voluntarily resigns or leaves the Company after being granted stock options; or
2.	When an officer or employee inflicts significant damages to the Company by intent or negligence.

Article 11 (Issuance at market value):

1)
The Company may issue a portion or all newly issued shares at market value or at values mutually agreed upon between the Company and recipient of newly issued shares. In the latter case, the issuance price will be determined via a resolution by the board of directors.

2)
Pursuant to Paragraph 1, the board of directors may recruit investors and/or allow subscribers to purchase newly issued shares at market value pursuant to the provisions under the Securities and Exchange Act notwithstanding Article 10-1 Paragraph 1.

Article 12 (Issuance of convertible bonds):

1)	The Company may issue convertible bonds at a total par value equal to four (4) times the Company’s net asset value as determined by the board of directors.

2)
The shares issued via conversion will be common shares or preferred shares without voting rights. The conversion price will be set at or above the shares’ face value, the details of which will be determined by the board of directors at the time the convertible bonds are issued.

3)
The period during which conversion may be requested will be between the first business day immediately following the bonds’ issuing date and the last business day immediately prior to their redemption date. However, a readjusted conversion period may be requested or claimed, subject to determination by the board of directors.

4)	Dividends stemming for the conversion of shares will be considered to have been converted at the end of the fiscal year in which the conversion is claimed.

Article 13 (Issuance of bonds with warrants):

1)	The Company may issue bonds with warrants at a total par value equal to four (4) times the Company’s net asset value as determined by the board of directors.

2)	The amount of newly issued shares to be claimed stemming from the exercise of warrants will be determined by the board of directors within the limits total par value of the bonds.

3)
The shares to be issued from the exercise of preemptive rights will be common shares or preferred shares without voting rights, as determined by the board of directors at the time the bonds are issued.

4)
The period during which the preemptive rights may be exercised will between the first business day immediately following the bonds’ issuing date and the last business the day immediately prior to their redemption date. However, the preemptive rights may be exercised within a readjusted period if the period for exercising the preemptive rights is readjusted by determination of the board of directors.

Article 14 (Transfer agents):

1)	The Company may appoint transfer agents to maintain records of who owns company shares and bonds and how those stocks and bonds are held.

2)	Appointments of transfer agents will be determined by the Company’s board of directors, which will immediately announce such appointments, their location and scope of service.

3)
A copy of the shareholder roster will be maintained at the transfer agents’ service locations and the transfer agents will register the shares transferred, establish the right of pledge, accept declarations, and perform other services related to the shares.

4)	The transfer agents will refer to the Regulations for Securities Services by Transfer Agents for the procedure and methods in performing the services under Paragraph 3.

Article 15 (Declaration of address, full name, and seal impressions of shareholders, etc.):

1)	The Company’s shareholders and registered pledge holders shall declare their full names, addresses and seal impressions to the transfer agent pursuant to Article 14.

2)	All shareholders and registered pledge holders who reside outside the Republic of Korea shall appoint and declare an address where their agent inside Republic of Korea will receive notices.

3)	The same will apply to cases where any change takes place in any of the details declared under Paragraphs 1 or 2.

Article 16 (Closure of shareholder roster and base date):

1)
The Company will suspend the registration of shares transferred, registration or erasure of rights of pledge and indication or erasure of trust assets between the first day immediately following the last day of each closing period and the last day of the regular general shareholders' meeting for the period.

2)	The Company will allow shareholders registered on its roster to exercise their rights on the last day of each closing period

3)
In the event the Company is required to convene what is deemed an extraordinary general shareholders’ meeting (refer to Chapter 3 Article 17), the Company may suspend the transfer of shares, etc. for a period of time that does not exceed three (3) months from the date the suspension is publicly disclosed.  The Company must give two (2) weeks advanced notice following the board of directors’ decision or a designated base date.

CHAPTER 3. GENERAL SHAREHOLDERS’ MEETINGS

Article 17 (Types of general meetings and convening dates):

1)	The Company’s general shareholders’ meetings will be defined as regular and extraordinary general shareholders’ meetings.

2)
The representative director will convene a regular general shareholders’ meeting within three (3) months from the end of each business year while extraordinary general shareholders’ meetings will be convened by the representative director based on the board of directors’ decision as required. However, when the representative director is absent, Article 30 Paragraph 2 will apply mutatis mutandis.

Article 18 (Notice or announcement of convocation):

1)	To convene a general shareholders' meeting, the date, venue, and agenda must be notified to each shareholder in writing at least two (2) weeks prior to the date the meeting is to be held.

2)
Shareholders with voting rights that hold one percent (1%) or less of the total shares issued, may be notified via electronic or print communications (i.e., via Maeil Business Newspaper pursuant to Article 4) the shareholders’ meeting's intent and agenda two weeks in advance.

Article 19 (Chairperson):

The representative director will preside over the general shareholders' meetings as the chairperson. However, in the event the representative director is absent or unable to attend, Article 30 Paragraph 2 will apply mutatis mutandis.

Article 20 (Chairperson’s authority to keep order):

The chairperson of a general shareholders' meeting may order any individual or individuals that intentionally obstructs the meeting's proceedings or disturbs its order in words or actions to stop or withdraw such words or actions, or to leave the premises of the meeting venue. The individual or individuals so ordered must immediately comply with the order.

Article 21 (Exercise of voting rights by proxy):

Shareholders of the Company may have their voting rights exercised by proxy or agent. In such cases, the proxy will represent the shareholder’s power of attorney to the chairperson, one day prior to the date of the general shareholders' meeting.

Article 22 (Non-uniform exercising of voting rights):

1)
Any shareholders with two (2) or more votes who plan to exercise those voting rights non-uniformly must notify the Company in writing of their intent and rationale for the non-uniform exercise of their voting rights three (3) days prior to the meeting date.

2)
The Company may refuse such non-uniform exercise of voting rights by a shareholder as provided under Paragraph 1. However, this will not be applicable in to cases where a shareholder has acquired shares through a trust or on behalf of other individuals or entities.

Article 23 (Methods of Resolution at general shareholders' meetings):

Unless otherwise provided by law, general shareholders' meetings will adopt resolutions by way of a majority of votes at meetings attended by shareholders who represent a majority of the total issued shares.

Article 24 (Minutes of general shareholders' meetings):

The minutes of general shareholders' meetings will indicate and reflect in detail the meetings’ proceedings, consequences and results, and will be physically maintained at the Company’s headquarters after signatures are executed by the chairperson and the directors present.

CHAPTER 4. DIRECTORS, THE BOARD OF DIRECTORS AND AUDITORS

Article 25 (Number of directors and auditors):

The Company will have three (3) or more directors, one (1) or more auditors as well as relevant advisors and counselors.

Article 26 (Appointment of directors and auditors):

1)	Directors and auditors of the Company will be appointed at the Company’s general shareholders' meeting.

2)	The directors or auditors will be elected if they receive a majority of votes at meetings attended by shareholders who represent a majority of the total issued shares.

Article 27 (Term of service of directors and auditors):

1)
Directors of the Company will serve three (3) years. The terms of service will be extended at the close of the relevant general shareholders' meeting if their term of service expires before the regular general shareholders' meeting for the last closing period.

2)	Auditors will serve until the regular general shareholders' meeting is completed for the last closing period within three (3) years from their inauguration.

Article 28 (By-election of directors and auditors):

1)
New directors or auditors will be elected at either an extraordinary or regular general shareholders' meeting in the event any posts become vacated. However, this will not apply when their statutory quota is maintained and the Company’s operations are not impeded.

2)	Directors or auditors elected pursuant to Paragraph 1 will serve the remainder of their predecessor’s term of service.

Article 29 (Appointment of the representative director and others):

1)	The Company may appoint one (1) representative director and several managing and executive directors as determined by the board of directors.

2)	The Company may appoint one or more executive auditors by way of a mutual vote among auditors, if applicable.

Article 30 (Duties of directors):

1)	The representative director will represent the Company and supervise the duties and operations of the board of directors.

2)
Managing directors, executive directors and ordinary directors of the Company will assist the representative director and execute parts of the Company’s operations as decided by the board of directors.  Such individuals, based on seniority, will serve on behalf of the representative director when the representative director is absent.

Article 31 (Organization and convocation of board of directors’ meetings):

1)
The board of directors will be comprised of directors who are elected at the general shareholders' meeting and will adopt resolutions on important matters related to all material aspects of the Company’s operations.

2)
The board meetings will be presided by its chairperson. When the chairperson is absent, the representative director will preside over the board meetings.  In the event the representative director is also absent, the role will be performed pursuant to Article 30 Paragraph 2.

3)	Board meetings will be convened by the representative director after notifying the directors and auditors no later than three days prior to the day the meeting is scheduled to take place.

Article 32 (Resolution method of board meetings):

1)
The board of directors meeting will adopt resolutions that are determined by a majority of votes cast by directors present at the meetings where the majority of Company directors are present. The chairperson will exercise a casting vote in the case of a tie vote.

2)	Any directors that are deemed to have special interests or conflicts of interest concerning the board of directors’ decisions must abstain from exercising their voting rights.

Article 33 (Minutes of board meetings):

Minutes will always be maintained for board meetings and will be maintained at the Company’s headquarter immediately upon the execution of signatures by the chairperson, directors and auditors present.

Article 34 (Duties of auditors):

1)	Auditors will audit the Company’s accounting and operations.

2)	Auditors may attend and express their opinions during board meetings.

Article 35 (Preparation of audit records):

Auditors will record and manage audit execution proceedings, procedures and consequences and manage all audit records upon sign off.

Article 36 (Remunerations and retirement benefits):

1)	The auditors’ and directors’ remunerations will be determined based on the resolution of the general shareholders' meeting.

2)	The auditors’ and directors’ retirement benefits will be determined separately pursuant to the Regulations on the Payment of Retirement Benefits to Officers.

CHAPTER 5. CLOSING

Article 37 (Fiscal Year End):

The Company’s fiscal year will begin on January 1 and end on December 31 each year.

Article 38 (Preparation and maintenance of financial statements):

1)
The representative director will prepare and submit to the regular general shareholders' meeting the following documentation as well as all supplementary schedules and business reports duly audited by the auditors no later than seven (7) days prior to the meeting:

1.	Balance sheet
2.	Income statement
3.	Statement of Cash Flows, appropriation of retained earnings and / or disposition of losses

2)	The auditors will prepare and submit an audit report to the representative director within five (5) days from the day the documents under Paragraph 1 are received.

3)
The representative director must store a copy of the documents under Paragraph 1 together with their business and audit reports for five (5) years commencing on the day of the regular general shareholders' meeting.

4)
The representative director must publicly disclose the balance sheet and audit opinions from external auditors without delay once the documents under Paragraph 1 are approved during the regular general shareholders' meeting.

Article 39 (Disposal of surplus earnings):

1)	The Company will appropriate the surplus earnings of each fiscal year within the statutory restrictions in the following order:

1.	Replenishment of losses brought forward
2.	Accumulation of statutory reserves
3.	Accumulation of R&D reserves and voluntary reserves as decided in the general shareholders' meeting
4.	Payment of dividends
5.	Surplus earnings to be carried over to the next period

Article 40 (Dividends to shareholders):

1)	The Company may pay its dividends to the shareholders in cash or kind (i.e. newly issued shares).

2)	Dividends under Paragraph 1 will be paid to registered pledge holders or shareholders recorded on the current shareholder roster on the last day of each closing period.

3)
The extinctive prescription will be completed when the dividends under Paragraph 1 are not claimed within five (5) years. Unclaimed dividends from extinctive prescription will revert to the Company’s cash reserves or treasury.

Addendum

1.	(Enforcement date) These Articles of Incorporation will go into force from December 7, 2006.
2.	(Enforcement date) These Articles of Incorporation will go into force from December 23, 2010.
3.	(Enforcement date) These Articles of Incorporation will go into force from August 30, 2011.
4.	(Enforcement date) These Articles of Incorporation will go into force from June 30, 2017.

Representative Director:
James Jae Cheol Oh
Founder & CEO

I-ON Communications Co., Ltd.
15, Teheran-ro 10-gil, Gangnam-gu, Seoul, South Korea